EX-28.h.1.c

AMENDMENT
TO AND ASSIGNMENT OF
TRANSFER AGENCY AND SERVICE AGREEMENT
This Amendment to and Assignment of the Transfer Agency and Service Agreement dated October 3, 2012, as amended (“Agreement”), between State Street Bank and Trust Company (“State Street”) and The DFA Investment Trust Company (the “Funds’’) is made as of the 1st day of October, 2023 (the “Effective Date”). In accordance with Section 15.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.
NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants of the parties herein contained, the Parties acknowledge and agree as follows:
1.
Parties and Assignment and Assumption. The parties do hereby agree that effective as of the date hereof, State Street shall be removed as a party to the Agreement and shall be replaced by SS&C GIDS, Inc. (“SS&C”), a Delaware corporation and SEC registered transfer agent. State Street hereby assigns to SS&C, from and after the Effective Date, all of State Street’s rights, duties and obligations under the Agreement and any exhibits or schedules thereto. In tum, SS&C hereby accepts such assignment and agrees to assume, from and after the Effective Date, all of the rights, duties and obligations assigned to it hereunder by State Street and agrees to be responsible for all obligations incurred by it under the Agreement and its exhibits and schedules from and after the Effective Date. The Funds hereby consent and agree to such assignment. All references in the Agreement and in any exhibits or schedules thereto to the “Transfer Agent” or “State Street Bank and Trust Company” shall be deemed to refer to SS&C, except where the context otherwise requires.

2.	Section 1.3 (Custodian Accounts). Section 1.3 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 1.3:
“1.3 Custodian Accounts. With respect to retirement plans or accounts for which the Funds offer a custodial account, such as individual retirement accounts (‘“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs and Coverdell Education Savings Accounts (““Individual Retirement Accounts’’) to the Funds’ Shareholders, the Transfer Agent shall provide certain additional services. The Transfer Agent shall perform such services as service agent to the Fund and the named custodian on the Individual Retirement Accounts, which is currently UMB, n.a. (“UMB”).”
3.	Section 11.1 (Term). The first sentence of Section 11.1 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 11.1:
“11.1 Term. This Agreement shall remain in full force and effect for an initial term expiring on December 31, 2028 (the “Initial Term”) unless earlier terminated in accordance with the provisions of this Section or pursuant to Section 11.4.”
4.
Recitals Incorporated: Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

Information Classification: Limited Access

5.	Schedules Incorporated. All schedules referenced in this Amendment and Assignment are incorporated herein.
6.
Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment and Assignment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

7.
Counterpart Signatures. This Amendment and Assignment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement. A signature page forwarded as an electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Assignment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.
THE DFA INVESTMENT TRUST COMPANY
By:      /s/Ryan P. Buechner
Name:  Ryan P. Buechner
Title:   Vice President
SS&C GIDS, INC.
By:       /s/Nick Wright
Name:  Nick Wright
Title:  Authorized Signatory
Acknowledged and Agreed Solely for Purposes of Section 1 of this Amendment and Assignment:
STATE STREET BANK AND TRUST COMPANY
By:     /s/Stefanie B. Mansfield
Name: Stefanie B. Mansfield
Title:   Managing Director, Global Relationship Manager

Information Classification: Limited Access